Exhibit 97

Gunster Draft

Sensus Healthcare, Inc.

Clawback Policy

Date of Last Approval: ___________, 2023

Introduction

The Board of Directors of the Company has adopted this Policy to provide for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related listing standards of the national securities exchange on which the Company’s securities are listed.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as may be determined from time to time by the Compensation Committee of the Board (the “Committee”) in accordance with Section 10D of the Exchange Act and the listing standards referred to above (“Covered Executives”). Each Covered Executive shall be required to sign and return to the Company an acknowledgment of this Policy in the form attached hereto as Exhibit A, pursuant to which such Covered Executive will agree to be bound by the terms and comply with this Policy.

Administration

This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy, and any such determinations made by the Committee shall be made in the Committee’s sole discretion, and shall be final and binding on all affected individuals.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company shall recover reasonably promptly from any Covered Executive any excess Incentive-Based Compensation (as defined below) received by such Covered Executive (a) after beginning service as an executive officer; (b) who served as an executive officer at any time during the performance period for that Incentive-Based Compensation; (c) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement. Each Covered Executive shall surrender any such excess Incentive-Based Compensation to the Company, at such time or times, and via such method or methods, as determined by the Committee in accordance with this Policy. Notwithstanding the foregoing, this Policy will not (a) require the recovery of Incentive-Based Compensation received by an individual before beginning service as an executive officer, or (b) apply to an individual who is an executive officer at the time recovery is required if that individual was not an executive officer at any time during the period for which the Incentive-Based Compensation is subject to recovery.

The date on which the Company is required to prepare an accounting restatement is the earlier of (a) the date the Board or a committee of the Board concludes or reasonably should have concluded that the Company’s previously issued financial statements contain a material error; and (b) the date a court, regulator, or other legally authorized body directs the Company to restate its previously issued financial statements to correct a material error. Incentive-Based Compensation will be deemed to have been received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

Incentive Compensation

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, which means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Financial reporting measures include, but are not limited to: Company stock price; total shareholder return; revenues; net income; operating income; earnings before interest, taxes, depreciation, and amortization; financial ratios; profitability of one or more reportable segments; net assets or net asset value per share; funds from operations; liquidity measures such as working capital or operating cash flow; return measures such as return on invested capital or return on assets; and earnings measures such as earnings per share.

Excess Incentive-Based Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Committee. The amount of recovery will be computed without regard to any taxes paid. If the Committee cannot determine the amount of excess Incentive-Based Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Incentive-Based Compensation hereunder, which may include, without limitation, one or more of the following: (a) requiring reimbursement of cash Incentive-Based Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; or (e) taking any other remedial and recovery action permitted by law.

If a Covered Executive fails to repay Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Incentive-Based Compensation from the Covered Executive, and the Covered Executive shall be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Incentive-Based Compensation.

No Indemnification

The Company shall not (a) indemnify any Covered Executive against the loss of any incorrectly awarded Incentive-Based Compensation that is forfeited or recovered pursuant to this Policy or (b) pay or reimburse the Covered Executives for premiums for any insurance policy covering any such potential losses.

Interpretation

It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed (together, the “Applicable Laws”). To the extent the Applicable Laws require recovery of Incentive-Based Compensation in additional circumstances beyond those specified in this Policy, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive-Based Compensation to the fullest extent required by the Applicable Laws.

Effective Date

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply to Incentive-Based Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion. The Board may terminate this Policy at any time, except as may be provided under Applicable Laws.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment or offset that may be available to the Company pursuant to (a) the terms of any similar policy in any employment agreement, equity award agreement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), or similar agreement and any other legal remedies available to the Company; (b) any other legal requirements, including, but not limited to, Section 304 of Sarbanes-Oxley Act of 2002 (“SOX”); and (c) any other legal rights or remedies available to the Company. Any amounts paid to the Company pursuant to Section 304 of SOX shall be considered in determining any amounts recovered under this Policy.

Supersedure

This Policy will supersede any provisions in any agreement, plan or other arrangement applicable to any Covered Executive that (a) exempt any Incentive-Based Compensation from the application of this Policy, (b) waive or otherwise prohibit or restricts the Company’s right to recover any erroneously awarded Incentive-Based Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein, or (c) require or provide for indemnification to the extent that such indemnification is prohibited under the section entitled “No Indemnification” above.

Impracticability

The Company shall recover any excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

Severability

If any provision of this Policy or the application of such provision to any Covered Executive shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal, or enforceable.

EXHIBIT A

SENSUS HEALTHCARE, INC.

COMPENSATION RECOUPMENT POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Sensus Healthcare, Inc. (the “Company”) Compensation Recoupment Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any erroneously awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

COVERED EXECUTIVE

Signature

Print Name

Date